                                                                    EXHIBIT 2.1















                            STOCK PURCHASE AGREEMENT
                              DATED APRIL 28, 1998

                                    BETWEEN

                          GRIFFITH MICRO SCIENCE, INC.

                                      AND

                            THE OWNERS OF ALL OF THE
                     OUTSTANDING SHARES OF CAPITAL STOCK OF
                              SOREX MEDICAL, INC.

                               TABLE OF CONTENTS


1.0  PURCHASE AND SALE OF THE SHARES................................................   1
     1.1  Purchase and Sale.........................................................   1
     1.2  Amount of the Purchase Price..............................................   1
     1.3  Time and Place of the Closing.............................................   2
     1.4  Procedure at the Closing..................................................   2
     1.5  Post Closing Adjustment to the Purchase Price.............................   2

2.0  REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THE TRANSACTION.......   3
     2.1  Binding Obligation........................................................   3
     2.2  Status and Effect of Delivery of the Shares...............................   4
     2.3  The Corporate Seller......................................................   4
     2.4  The Engineering Lease Agreement...........................................   4

3.0  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER CONCERNING THE TRANSACTION.....   5
     3.1  Organization, Power and Authority of the Purchaser; Due Authorization.....   5
     3.2  Binding Obligation; Noncontravention......................................   5

4.0  REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THE COMPANY
     4.1  Organization, Power and Authority of the Company..........................   5
     4.2  Capital Stock of the Company..............................................   6
     4.3  Subsidiaries and Investments of the Company...............................   6
     4.4  Financial Statements of the Company.......................................   6
     4.5  Liabilities of the Company................................................   6
     4.6  Tax Matters...............................................................   7
     4.7  Real Estate of the Company................................................   8
     4.8  Good Title to and Condition of the Company's Other Assets.................   9
     4.9  Receivables of the Company................................................  10
     4.10 Licenses and Permits of the Company.......................................  10
     4.11 Proprietary Rights of the Company.........................................  10
     4.12 Adequacy of the Company's Assets; the Company's
            Relationships with its Customers and Suppliers..........................  11
     4.13 Documents of and Information with Respect to the Company..................  12
     4.14 Insurance of the Company..................................................  12
     4.15 Litigation Involving the Company..........................................  12
     4.16 The Records of the Company................................................  13
     4.17 No Material Adverse Change................................................  13
     4.18 Absence of Certain Acts or Events.........................................  13
     4.19 Compliance with Laws by the Company.......................................  13
     4.20 Environmental Matters.....................................................  14
     4.21 Labor and Employment Matters..............................................  14
     4.22 Employee Benefits.........................................................  16
     4.23 Product Liability Claims; Product Warranties..............................  17
     4.24 No Bylaw Indemnification Claims...........................................  17

                                      i


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

5.0  CONDITIONS TO THE OBLIGATION OF THE PURCHASER                                    18
     5.1  Opinion of Counsel......................................................... 18
     5.2  Receipt of Necessary Consents.............................................. 18
     5.3  No Adverse Litigation...................................................... 18
     5.4  Resignations and Releases.................................................. 18
     5.5  Survey and Title Commitment................................................ 18
     5.6  Engineering Lease; Transfer of the Excluded Assets and Related Matters..... 18
     5.7  Certified Resolutions of the Company....................................... 19
     5.8  Certified Resolutions of the Corporate Seller.............................. 19
     5.9  Escrow Agreement........................................................... 19

6.0  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS.................................... 19
     6.1  Engineering Lease; Transfer of the Excluded Assets and Related Matters..... 19
     6.2  Opinion of Counsel......................................................... 19
     6.3  Certified Resolutions...................................................... 19
     6.4  Receipt of Necessary Consents.............................................. 19
     6.5  No Adverse Litigation...................................................... 19
     6.6  Sterilization Contract with SDI............................................ 19
     6.7  Escrow Agreement........................................................... 20

7.0  POST-CLOSING COVENANTS AND OBLIGATIONS OF THE SELLERS........................... 20
     7.1  Cooperation with Respect to Returns and Taxes
           and with Respect to a Possible Claim Against Thermatrix................... 20
     7.2  Return of Credit Cards etc.; No Further Action on Behalf of the Company.... 20
     7.3  Execution of Further Documents; Assistance in Transition to New Ownership.. 20
     7.4  Restrictive Covenant....................................................... 21
     7.5  Employee Benefit Matters................................................... 21
     7.6  Actions, Responsibility with Respect to Certain Employees.................. 21

8.0  POST-CLOSING COVENANTS AND OBLIGATIONS OF THE PURCHASER......................... 21
     8.1  Change of Company's Name................................................... 21
     8.2  Employee Benefit Matters................................................... 21

9.0  INDEMNIFICATION................................................................. 23
     9.1  Definition of Indemnifiable Damages........................................ 23
     9.2  Indemnification by the Corporate Seller.................................... 23
     9.3  Indemnification by the Individual Sellers.................................. 23
     9.4  Duration of Representations and Warranties and Covenants and Agreements.... 23
     9.5  Deductible for Certain Indemnifiable Damages............................... 24
     9.6  Exclusive Remedy........................................................... 24
     9.7  Appointment and Duties of Sellers' Representative.......................... 24
     9.8  Determination of Indemnifiable Damages..................................... 25
     9.9  Procedure for Third Party Claims........................................... 26
     9.10 Limitation on Liability.................................................... 26
     9.11 Limitation on JTS Liability................................................ 27


                                      ii
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
10.0 MISCELLANEOUS .................................................................. 27
     10.1  Amendments and Waivers.................................................... 27
     10.2  Payment of Expenses....................................................... 27
     10.3  Assignability; Binding Effect............................................. 27
     10.4  Entire Agreement.......................................................... 27
     10.5  Headings.................................................................. 27
     10.6  Execution in Counterpart.................................................. 27
     10.7  Notices................................................................... 27
     10.8  Brokers' Commission....................................................... 28
     10.9  Governing Law............................................................. 28
     10.10 Venue and Submission to Personal Jurisdiction
            with Respect to Actions Brought by the Purchaser......................... 29
     10.11 Venue and Submission to Personal Jurisdiction
            with Respect to Actions Brought by the Sellers........................... 29
     10.12 Publicity................................................................. 30
     10.13 Severability.............................................................. 30
     10.14 Engineering Employees; Confidentiality.................................... 30

Exhibit A -- Form of Escrow Agreement.................................................A-1

Exhibit B -- Restrictive Covenant Pursuant to Section 7.4 ............................B-1

Schedules --  Listed in Index accompanying Schedules delivered herewith


                            STOCK PURCHASE AGREEMENT



     This stock purchase agreement (the "Agreement") is made and entered into this 28th day of April, 1998 by and among the following parties: Griffith Micro Science, Inc., a Delaware corporation (the "Purchaser") and each of the following shareholders of Sorex Medical, Inc., a Utah corporation (the "Company"): James LeVoy Sorenson and his son, Joseph T. Sorenson, each of whom resides in Salt Lake County, Utah (the "Individual Sellers"), and Sorenson Development, Incorporated, a Utah corporation (the "Corporate Seller"). The Individual Sellers and the Corporate Seller are hereinafter sometimes referred to individually as a "Seller" and collectively as the "Sellers." James LeVoy Sorenson is hereinafter sometimes referred to as "JLS" and Joseph T. Sorenson is hereinafter sometimes referred to as "JTS."

                                    RECITALS

     The Sellers own all of the issued and outstanding shares of capital stock of all classes of the Company. The Sellers desire to sell such shares to the Purchaser and the Purchaser desires to purchase such shares from the Sellers, all as herein provided and on the terms and conditions hereinafter set forth.

                                   COVENANTS

     In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained the parties hereto agree as follows:

1.0 PURCHASE AND SALE OF THE SHARES

     1.1 PURCHASE AND SALE. The Sellers jointly and severally agree to and are hereby selling, transferring, assigning and delivering to the Purchaser at the Closing (as defined in Section 1.3), free and clear of all liens, pledges, encumbrances, claims and equities of every kind, and the Purchaser agrees to and is hereby purchasing and accepting from the Sellers at the Closing, in each case on the terms and subject to the conditions set forth in this Agreement, the numbers of shares of Preferred Stock, $1.00 par value and shares of Common Stock, $1.00 par value, which are set forth opposite the Sellers' respective names on Schedule 1.1 and which collectively constitute all of the issued and outstanding shares of capital stock of the Company (the "Shares"). Those Shares which are set forth opposite each Seller's name on Schedule 1.1 are hereinafter referred to, in reference to such Seller, as the "Shares of such Seller."

     1.2 AMOUNT OF THE PURCHASE PRICE. As consideration for the Shares (the "Purchase Price"), the Purchaser, subject to the terms, conditions and limitations set forth in this Agreement, agrees to and is hereby paying to or for the account of the Sellers, in the manner specified in Section 1.4 hereof, an amount in cash equal in the aggregate to $9,600,000 plus the agreed upon value of the Excluded Assets being transferred to the Sellers pursuant to Sections 5.6 and 6.1, minus $149,482 representing certain bonuses to be paid by the Company on the Closing Date and $10,000 for a computer network, allocated among the respective Sellers as set forth opposite their respective names under the caption "Purchase Price for Shares" on Schedule 1.4. The amount of the Purchase Price shall be subject to adjustment after the Closing Date in the manner and to the extent specified in Section 1.5.

     1.3 TIME AND PLACE OF THE CLOSING. The closing of the purchase and sale of the Shares is taking place at and as of the date and time of execution and delivery of this Agreement (being 9:00 A.M., Salt Lake City Time, on April 28,
1998) at the offices of Ray, Quinney & Nebeker, P.C., 79 South Main Street, Salt Lake City, Utah. Throughout this Agreement, such event is referred to as the "Closing" and such date and the time on such date at which the purchase and sale of the Shares occur are collectively referred to as the "Closing Date."

     1.4 PROCEDURE AT THE CLOSING. At the Closing, the parties agree to and are hereby taking the following steps in the order listed below (provided, however, that until the completion of all such steps none of them shall be deemed to have been completed and upon the completion of all such steps they shall be deemed to have occurred simultaneously):

           1.4.1 The Sellers are delivering to the Purchaser evidence, in such form as in each case is satisfactory to the Purchaser, that each of the conditions to the obligation of the Purchaser to purchase the Shares from the Sellers which is set forth in Article 5.0 of this Agreement has been satisfied.

           1.4.2 The Purchaser is delivering to the Sellers evidence, in such form as in each case is satisfactory to the Sellers, that each of the conditions to the obligations of the Sellers to sell the Shares to the Purchaser which is set forth in Article 6.0 of this Agreement has been satisfied.

           1.4.3 The Sellers are delivering to the Purchaser duly executed certificates in valid form evidencing the Shares, duly endorsed in blank or accompanied by duly executed stock powers, in either case with the Sellers' signatures thereon guaranteed by a bank or by a member firm of the New York Stock Exchange.

           1.4.4 The Purchaser is paying that portion of the Purchase Price allocable to each of the Sellers in the following manner: (i) the Purchaser is delivering to each of the Individual Sellers, by means of a check (which is not certified) payable to such Individual Seller, the amount set forth opposite such Individual Seller's name under the caption "Portion of Purchase Price Payable to Seller at Closing" on Schedule 1.4;
      (ii) the Purchaser is delivering to the Corporate Seller, by wire transfer to the bank account of the Corporate Seller which was designated in writing by the Corporate Seller to the Purchaser at least two full business days prior to the Closing Date, the amount set forth opposite the Corporate Seller's name under the caption "Portion of Purchase Price Payable to Seller at Closing" on Schedule 1.4; and (iii) the Purchaser is delivering to the Escrow Agent (as hereinafter defined), by wire transfer to such account as was designated in writing by the Escrow Agent at least two full business days prior to the Closing Date, the sum set forth opposite each Seller's name under the caption "Portion of Purchase Price Payable to Escrow Agent at Closing" on Schedule 1.4, to be held and administered by the Escrow Agent in accordance with an escrow agreement (the "Escrow Agreement") substantially in the form set forth as Exhibit A.

           1.4.5 The Purchaser and the Sellers are executing and delivering a cross receipt acknowledging receipt from the other, respectively, of the Shares and the Purchase Price.

1.5 POST CLOSING ADJUSTMENT TO THE PURCHASE PRICE.

           1.5.1 As soon as reasonably practicable after the Closing Date, the Purchaser will prepare a balance sheet (the "Closing Balance Sheet") reflecting the assets, liabilities and net

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      worth of the Company as of the Closing Date.  The Closing Balance Sheet
      shall be prepared in accordance with generally accepted accounting principles and otherwise in a manner consistent with that used by the Company in the preparation of the January 31 Balance Sheet (as hereinafter defined). The Closing Balance Sheet will be submitted by the Purchaser to the Sellers who will, within 15 business days after receipt of the Closing Balance Sheet, notify the Purchaser in writing (the "Exception Notice") of any exceptions which they take thereto (with such exceptions specified in writing in reasonable detail, including a quantification of the consequences of each such exception). If no Exception Notice has been received by the Purchaser within such 15 day period, the Closing Balance Sheet shall be final and binding on all parties to this Agreement. If an Exception Notice has been timely given to the Purchaser by the Sellers, the Purchaser and the Sellers shall attempt for a period of not exceeding 30 days after receipt of the Exception Notice to reconcile their differences. Absent such reconciliation, each unresolved exception to the Closing Balance Sheet shall be submitted in writing for final resolution to a nationally recognized independent public accounting firm (the "Arbiter") jointly selected by the Purchaser and the Sellers. If the Purchaser and the Sellers are unable to agree by not later than the end of the foregoing 30-day period on the identity of an Arbiter, then it shall be Arthur Andersen & Co., or, if that firm refuses or is unable to serve, Ernst & Young. Each of the parties shall be entitled to make a written submission concerning each unresolved exception to the Arbiter within 15 business days of the Arbiter's acceptance of the engagement. The Arbiter shall review such written submissions and the parties shall submit such further information as the Arbiter may request, including written and oral testimony. The decision of the Arbiter as to whether any changes should be made in the Closing Balance Sheet shall be rendered in writing within 30 days after the end of such 15 day period for written submissions to it, and such decision shall be final and binding on all parties to this Agreement, and may be enforced by court proceedings. The Purchaser and the Sellers shall each pay one-half of the fee and expenses of the Arbiter.

           1.5.2 If the Closing Balance Sheet, as it may be changed by agreement of the parties or determination of the Arbiter, shows that the Company had a net book value (assets less liabilities) at the Closing Date of less than $9,600,000, the Purchase Price shall be reduced, dollar for dollar, by the amount of the deficiency, which amount the Sellers agree to promptly remit pro rata to the Purchaser.

2.0 REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THE TRANSACTION

     In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, each of the Sellers severally makes the following representations and warranties:

     2.1 BINDING OBLIGATION. This Agreement has been duly executed and delivered by such Seller and is a valid and binding obligation of him or it, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by such Seller nor the consummation by him or it of the transactions and performance by him or it of the agreements contemplated hereby will: (i) conflict with or violate any provision of the articles of incorporation or bylaws of the Company or of the Corporate Seller, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against such Seller or the Company; or (ii) result in any breach of or default under or create in any party the right to accelerate, terminate, modify or cancel, any mortgage, contract, indenture, will, trust or other instrument which is either binding upon or enforceable against such Seller, the Company or the assets and properties of the Company or of the Corporate Seller. No permit, consent, approval or authorization of, or declaration to or filing by such Seller or the Company with any regulatory or other government authority is required, including without limitation under or pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), in connection with the execution and delivery of this Agreement by such Seller and the consummation by him or it of the transactions and performance by him or it of the agreements contemplated hereby.

     2.2 STATUS AND EFFECT OF DELIVERY OF THE SHARES. Such Seller is the lawful owner of the Shares of such Seller and has valid marketable title thereto, free and clear of all liens, pledges, encumbrances, restrictions on transfer, claims and equities of every kind. Except for this Agreement, there are no outstanding warrants, options or rights of any kind to acquire from such Seller any of the Shares of such Seller. Delivery of the Shares of such Seller by such Seller to the Purchaser in accordance with this Agreement will vest title to all of the Shares of such Seller in the Purchaser, free and clear of all liens, pledges, encumbrances, claims and equities of every kind.

     2.3 THE CORPORATE SELLER. The Corporate Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has full corporate power and authority to enter into this Agreement and to carry out the transactions and perform its covenants provided for herein and therein. The authorized capital stock of the Corporate Seller consists solely of the following: (i) a class consisting of 100,000 shares of Voting Common Stock, $1.00 par value per share, eight of which are issued and outstanding; and (ii) a class consisting of 100,000 shares of Nonvoting Common Stock, $1.00 par value per share, 28,433 of which are issued and outstanding. Except as otherwise provided by law, all voting rights in the Corporate Seller are vested exclusively in the holders of the issued and outstanding shares of Voting Common Stock, each of whom is entitled to one vote for each such share held on each matter submitted to stockholders for a vote. There are no voting trusts, proxies or other agreements or understandings which are in effect with respect to the voting of the capital stock of the Corporate Seller. All of the issued and outstanding shares of capital stock of the Corporate Seller are validly authorized and issued, fully paid and nonassessable. Schedule 2.3 sets forth the name and address of, and the number of shares of capital stock of each class of the Corporate Seller owned by, each stockholder of record and, if different, each beneficial owner) as of the Closing Date; all such shares having voting rights are so owned by the persons specified in Schedule 2.3, free and clear of all liens, pledges, encumbrances, claims and equities of every kind. There are no outstanding warrants, options or rights of any kind to acquire from the Corporate Seller any shares of any class of its capital stock or securities of any kind. The board of directors of the Corporate Seller consists of a single member, the name and address of whom are set forth on Schedule 2.3. The execution, delivery and performance of this Agreement by the Corporate Seller and the consummation of the transactions and performance of the covenants provided for herein by the Corporate Seller have been duly authorized by all necessary corporate action of the Corporate Seller, including without limitation approval thereof by its board of directors and stockholders. The net worth of the Corporate Seller exceeds $50,000,000.

     2.4 THE ENGINEERING LEASE AGREEMENT. Sorex Engineering, Inc. ("Sorex Engineering") is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has full corporate power and authority and all licenses and permits to own or lease its properties and assets and to enter into the Engineering Lease and to carry out the transactions and perform its covenants provided for therein. The Engineering Lease (as defined in Section 5.6) has been duly executed and delivered by Sorex Engineering and is a valid and binding obligation of Sorex Engineering, enforceable in accordance with its terms. Neither the execution and delivery of the Engineering Lease by Sorex Engineering nor the performance by Sorex Engineering of its covenants made therein will: (i) conflict with or violate any provision of the articles of incorporation or bylaws of Sorex Engineering or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Sorex Engineering; or (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Sorex Engineering. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of the Engineering Lease and the performance of the covenants made therein by Sorex Engineering.

3.0  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER CONCERNING THE
     TRANSACTION

     In order to induce the Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, the Purchaser makes the following representations and warranties:

     3.1 ORGANIZATION, POWER AND AUTHORITY OF THE PURCHASER; DUE AUTHORIZATION. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions and performance of the agreements contemplated hereby have been duly authorized by all necessary corporate action of the Purchaser.

     3.2 BINDING OBLIGATION; NONCONTRAVENTION.   This Agreement has been duly
executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the transactions and performance of the agreements contemplated hereby will:
(i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Purchaser or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Purchaser; or (ii) result in any breach of or default under or create in any party the right to accelerate, terminate, modify or cancel, any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against the Purchaser. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required, including without limitation under or pursuant to the HSR Act, in connection with the execution and delivery of this Agreement by the Purchaser and the consummation of the transactions and performance of the agreements contemplated hereby and thereby; provided, however, that the foregoing representation and warranty with respect to the HSR Act is based upon and subject to the accuracy of the representation and warranty of the Sellers set forth in Section 4.4 hereof.

4.0  REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THE COMPANY

     In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, the Sellers jointly and severally make the following representations and warranties:

     4.1 ORGANIZATION, POWER AND AUTHORITY OF THE COMPANY. The Company is a corporation duly organized and legally existing in good standing under the laws of the State of Utah, and has full corporate power and authority and all licenses and permits necessary to own or lease and to operate and use its properties and assets and to carry on its business as it is now being conducted, and to enter into each of the agreements contemplated by this Agreement to which the Company is a party and to carry out the transactions and perform the covenants provided for therein. The Company is legally qualified to transact business as a foreign corporation and is in good standing in the jurisdictions identified in Schedule 4.1, those being the only jurisdictions in which its business or property is such as to require that it be thus qualified, except where the failure to so qualify does not have a material adverse effect on either the Company's financial condition or its ability to conduct its business as it is currently being conducted.

     4.2 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists solely of the following: (i) a class consisting of 20,000,000 shares of Preferred Stock, $1.00 par value per share, 15,707,642.01 shares of which are issued and outstanding; and (ii) a class consisting of 50,000 shares of Common Stock, $1.00 par value per share, 1,000 shares of which are issued and outstanding. Except as otherwise provided by law, all voting rights in the Company are vested exclusively in the holders of the issued and outstanding shares of Common Stock, each of whom is entitled to one vote for each such share held on each matter submitted to stockholders for a vote. There are no voting trusts, proxies or other agreements or understandings which are in effect with respect to the voting of the capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company are validly authorized and issued, fully paid and non-assessable. Schedule 4.2 sets forth the name and address of, and the number of shares of capital stock of each class of the Company owned by, each shareholder of record (and, if different, by each beneficial owner) as of the date hereof. There are no outstanding warrants, options or rights of any kind to acquire from the Company any shares of any class of its capital stock or securities of any kind. There are no preemptive rights with respect to the issuance or sale of shares of capital stock of the Company. The Company has no obligation to acquire any of the issued and outstanding shares of any class of its capital stock or any other security issued by it from any holder thereof.

     4.3 SUBSIDIARIES AND INVESTMENTS OF THE COMPANY.   The Company has no
subsidiaries and, except as set forth on Schedule 4.3, no other equity interest or the right or obligation to acquire an equity interest, in any other person or entity.

     4.4 FINANCIAL STATEMENTS OF THE COMPANY. Set forth in Schedule 4.4 are unaudited balance sheets, income statements and cash flow statements of the Company for the following periods:

        4.4.1  the years ended December 31, 1997 and 1996;

        4.4.2  the month ended January 31, 1998;

        4.4.3  the month ended February 28, 1998, and year-to-date; and

        4.4.4  the month ended March 31, 1998, and year-to-date.

Such financial statements present fairly in all material respects the financial position of the Company at each of the said balance sheet dates and the results of its operations and its cash flow for each of the said periods covered, and such financial statements have been prepared on a consistent basis. The unaudited balance sheet of the Company at December 31, 1997 is referred to herein as the "December 31 Balance Sheet" and the unaudited balance sheet of the Company at January 31, 1998 is referred to herein as the "January 31 Balance Sheet."

     4.5 LIABILITIES OF THE COMPANY. The Company has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except: (i) those reflected, reserved against or otherwise disclosed or taken into account in the January 31 Balance Sheet and not heretofore paid or discharged;

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(ii) to the extent clearly disclosed and specifically set forth in Schedule 4.5 or any of the other schedules attached hereto; and (iii) normal liabilities incurred in the ordinary course of business, consistent with prior practice, since the date of the January 31 Balance Sheet.

     4.6 TAX MATTERS.

           4.6.1 The Company has timely filed all federal, state, local and any other returns, declarations, reports, information returns and statements required to be filed by it in respect to any Taxes (as hereinafter defined) (collectively, the "Returns") and has validly made any elections reflected on such Returns. The foregoing Returns correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company or any other information required to be shown thereon. Except as set forth on Schedule 4.6, the Company has not requested an extension of time within which to file any Return which Return has not since been filed nor is there in effect any such extension. Without limiting the generality of the foregoing, and except as set forth in Schedule 4.6, the Company has filed all Returns required to be filed by it with respect to or covering its fiscal year ended December 31, 1997 and, as hereinafter used, the term "Returns" includes all such Returns.

           4.6.2 Except as set forth on Schedule 4.6, the Company has timely paid or reserved on the January 31 Balance Sheet all Taxes that are required to be shown as due and payable on its Returns and is not delinquent in the payment of any Taxes and the Company is not liable for (or has provided an adequate reserve on the January 31 Balance Sheet with respect to) any Taxes of or relating to any acquired business or assets. The Company has established on its books and records reserves that are adequate for the payment of any Taxes not yet due and payable. The Company has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any interest or penalty.

           4.6.3 The Company has not been and is not now a party to any tax indemnity or tax sharing agreement. The Company is not liable for Taxes of any other person as a result of their filing of any consolidated tax return. The Company has not been a member of an "affiliated group" within the meaning of Section 1502 of the Internal Revenue Code of 1986, as amended (the "Code").

           4.6.4 There are no liens for Taxes upon assets of the Company except liens for Taxes not yet due and payable and liens for Taxes, if any, which are being contested in good faith by appropriate actions as set forth in Schedule 4.6.

           4.6.5 The Company is not a party to any agreement, contract, arrangement or plan that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
      Section 280G of the Code.

           4.6.6 If the tax treatment of any item reflected in a Return filed by or on behalf of the Company is not supported by substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code), such Return adequately disclosed the relevant facts affecting the item's tax treatment.

           4.6.7 The Company has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by the Company.

           4.6.8 Except to the extent set forth in Schedule 4.6, the Returns of the Company have been closed by applicable statute or examined by all appropriate tax authorities. There are no outstanding agreements or waivers extending the statute of limitations applicable to any Returns for any period. With respect to any taxable year for which the statute of limitations has not expired, no issues have been raised by any taxing authority, either in writing or by oral statement of such taxing authority to any director or officer of the Company or to any other employee of the Company whose duties or activities include the preparation or processing of any Returns or to any other representative of the Company who had such duties or engaged in such activities, to the effect that such taxing authority may take a position contrary to the Company's position with respect to any particular tax issue which could result in additional Taxes, or that could give rise to a change in the taxable income of the Company for any taxable year. No deficiency for any Taxes has been proposed, asserted or assessed against the Company which has not been resolved and paid in full.

           4.6.9 The Company is not required for the tax year ended December 31, 1997 or any tax year ended thereafter to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by the Company prior to the Closing Date, and neither the Company nor the Sellers have knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method which would affect any tax year nor does Company or the Sellers have knowledge of conditions that would give rise to any such adjustment or change.

           4.6.10 The Company is not, and has not been since July 1, 1986, a United States real property holding corporation within the meaning of
      Section 897 (c) (2) of the Code.

           4.6.11 Except as set forth on Schedule 5.6, the fair market value of each of the Excluded Assets (as defined in Section 5.6) does not exceed its adjusted basis for federal income tax purposes.

           4.6.12 As used herein, the term "Taxes" means (i) all net income, gross income, gross receipts, value added, alternative minimum, recapture, environmental, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Company with respect to all periods or portions thereof ending on or before the Closing Date and/or (ii) any liability of the Company for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group.

4.7 REAL ESTATE OF THE COMPANY.

           4.7.1 Schedule 4.7 accurately and completely sets forth, with respect to every parcel of real estate owned by the Company (the "Real Estate"): (i) the titleholder; (ii) the location, including address, thereof; (iii) the legal description and approximate size thereof; (iv) a brief description (including size, approximate year of completion, and function) of the principal improvements and buildings thereon, all of which are within the property, set-back and building lines of the Real Estate; (v) the approximate year acquired; and (vi) the nature and amount of any mortgages, tax liens or other liens and encumbrances thereon (including without limitation any environmental liens). The Sellers have previously delivered to the Purchaser complete and accurate copies of each and every appraisal and survey of any parcel of the Real Estate which was prepared for the Company at any time during the four year period prior to the date hereof. The Company does not lease any parcel of real estate to or from any other person.

           4.7.2 The Company has good and marketable title to each parcel of the Real Estate, free and clear of all liens, mortgages, pledges, charges, encumbrances, assessments, restrictions, covenants and easements or title defects of any nature whatsoever, except for liens set forth on
      Schedule 4.7, liens for real estate taxes not yet due and payable, and such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of such properties or otherwise impair business operations in any material respect.

           4.7.3 The buildings located on the Real Estate are each in good operating condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current normal sterilization service levels and other business activities conducted at such buildings. The Company is not in violation of any zoning or building laws, regulations or codes or other laws, statutes, ordinances, regulations or codes applicable to any portion of the Real Estate or the use thereof by the Company, and no written or oral notice of any violation thereof relating to any of the Real Estate has been received by the Company which has not been corrected and as to which the Company has no further liability.

           4.7.4 Each parcel of the Real Estate: (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company's business as presently conducted at such parcel; and (ii) is served by all utilities, including but not limited to water, electricity, natural gas, sewer and telephone, in such quantity and quality as are sufficient to satisfy the Company's current normal sterilization service levels and other business activities conducted at such parcel.

           4.7.5 None of the Sellers or the Company has received notice of: (i) any condemnation proceeding with respect to any portion of the Real Estate, and to the best of the Sellers' and the Company's knowledge no proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect the Real Estate, and to the best of the Sellers' and the Company's knowledge no such special assessment is contemplated by any governmental authority nor are there grounds for such a special assessment.

      4.8 GOOD TITLE TO AND CONDITION OF THE COMPANY'S OTHER ASSETS.

           4.8.1 Except as set forth on Schedule 4.7, the Company has good and marketable title to all of the assets and properties owned by it and reflected on the January 31 Balance Sheet or acquired by the Company subsequent to January 31, 1998 other than (i) those assets sold or used up by the Company in the ordinary course of business since January 31, 1998 and (ii) the Excluded Assets (as defined in Section 5.6), free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever.

           4.8.2 Except as set forth on Schedule 4.8, each item of the Company's fixed assets is in good working order, repair and operating condition and fit for its intended purpose, normal wear and tear excepted.

           4.8.3 The inventory and supplies of the Company consist of items of a quality and quantity usable and saleable in the normal course of the Company's business at values in the aggregate at least equal to the values at which such items are carried on its books. The values of obsolete inventory and supplies and inventory and supplies of below standard quality, if any, have been written off. The value at which such inventory and supplies are carried on the December 31 Balance Sheet and the January 31 Balance Sheet reflects in each case the normal inventory valuation policies of the Company, stating inventory and supplies at cost on a first in, first out basis.

     4.9 RECEIVABLES OF THE COMPANY. The Sellers have previously delivered to the Purchaser a complete list of all receivables of the Company as of January 31, 1998 including accounts receivable, notes receivable and insurance proceeds receivable. All of the receivables listed thereon or set forth or reflected in the December 31 Balance Sheet and the January 31 Balance Sheet, were, as of the dates as of which the information is given therein, and as of the Closing Date all of the Company's receivables are, valid accounts receivable which are or will be current and collectible and which have been or will be, within 90 days after the Closing Date, collected in full except to the extent of an allowance for uncollectible receivables in the amount of $7,750. For purposes of determining whether a receivable of a particular customer has been collected, payments received from that customer shall be applied on a first-in, first-out basis, except for cash on delivery payments and except as otherwise directed by the customer in the case of disputed accounts.

     4.10 LICENSES AND PERMITS OF THE COMPANY. The Company possesses all licenses and other required governmental or official approvals, permits or authorizations, the failure to possess which would have a material adverse effect on the business, financial condition or results of operations of the Company, including without limitation those issued or administered by the U.S. Food and Drug Administration, the U.S. Occupational Safety and Health Administration, the U.S. Environmental Protection Agency and any other federal, state or local agencies. All such licenses, approvals, permits and authorizations are in full force and effect, the Company is in compliance with their requirements, and no proceeding is pending or threatened to revoke or amend any of them. Schedule 4.10 contains a complete list of all such licenses, approvals, permits and authorizations. The Sellers have previously delivered to the Purchaser complete and accurate copies of each of the licenses, approvals, permits and authorizations listed on Schedule 4.10. None of such licenses, approvals, permits and authorizations, either by its terms or by the provisions of the act, statute, regulation, ordinance or order pursuant to which it was issued, are or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.10, the Company is ISO 9001 certified and EN550 compliant.

      4.11 PROPRIETARY RIGHTS OF THE COMPANY

           4.11.1 The Company possesses all proprietary rights, including without limitation patents, trade secrets, technology, know-how, copyrights, trademarks, trade names, and rights to any of the foregoing, which are necessary for it to carry on its business as now being conducted (collectively, the "Proprietary Rights") without conflict with valid proprietary rights of others. Schedule 4.11 contains a complete list of those Proprietary Rights which consist of patents, copyrights, trade marks, trade names and any rights to use any of them and any pending applications to register any of them. Those patents and 510K submissions identified on Schedule 4.11 are not required by the Company to carry on its business as it is now being conducted and are not believed by the Sellers to have any material commercial value.

           4.11.2 (i) The Company owns all right, title and interest in and to or licenses from others under valid fully paid up license agreements all of the Proprietary Rights, (ii) there have been no claims made against the Company for the assertion of the invalidity, abuse, misuse, or unenforceability of any of such rights, and to the knowledge of the Sellers or the Company there are no grounds for the same, (iii) none of the Sellers or the Company has received a notice of conflict of any of the Proprietary Rights with the asserted rights of others within the last five years, and (iv) the conduct of the Company's business has not infringed on such rights of others.

     4.12 ADEQUACY OF THE COMPANY'S ASSETS; THE COMPANY'S RELATIONSHIPS WITH
ITS CUSTOMERS AND SUPPLIERS.   (a) Those assets and properties of the Company
other than the Excluded Assets constitute, in the aggregate, all of the property necessary for the conduct of the Company's business in the manner in which and to the extent to which it is currently being conducted. None of the Sellers or the Company knows of any written or oral communication, fact, event or action which exists or has occurred since January 1, 1998 which would tend to indicate that

           (i) any current customer of the Company which accounted for over 1% of the total net revenue of the Company for the year ended December 31, 1997, or

           (ii) any current supplier to the Company of items essential to the conduct of its business, which items cannot be replaced by the Company at comparable cost to the Company and the loss of which would have a material adverse effect on the business or operations of the Company, will terminate its business relationship with the Company provided, however, that the Sellers make no such representation and warranty with respect to (A) any current customer which may terminate its business relationship with the Company in favor of establishing such a relationship with the Purchaser or any of its Affiliates or (B) Fresenius Medical Care, whose contract with the Company has expired and as to which the Purchaser has requested the Company to defer entering into a new contract until after the Closing.

     (b) Set forth in Schedule 4.12, for each of the two fiscal years of the Company ended December 31, 1997 and December 31, 1996, is a complete list of all of the customers to which the Company sold sterilization services during such year and the dollar amount of the Company's sales to each such customer during such year. None of the customer accounts of the Company have been designated by the appropriate governmental authorities as "small business set-aside" contracts. Except as set forth on Schedule 4.12, neither the Sellers nor any Affiliate (as hereinafter defined) of any of the Sellers other than the Company, nor any officer, director or employee of the Company, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any person from whom or to whom the Company leases real or personal property, or in any other person with whom the Company is doing business. The Company is not restricted by agreement from carrying on its business anywhere in the world. As used in this Agreement, the term "Affiliate" means, with respect to a specified person, any other person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     4.13 DOCUMENTS OF AND INFORMATION WITH RESPECT TO THE COMPANY.  Schedule
4.13 accurately and completely identifies each of the following: (i) each loan, credit agreement, guarantee, security agreement or similar document or instrument to which the Company is a party or by which it is bound; (ii) each lease of personal property and license of software to which the Company is a party or by which it is bound; (iii) any other agreement, contract or commitment to which the Company is a party or by which it is bound which involves a future commitment by the Company in excess of $25,000 and which cannot be terminated without liability on 90 days or less notice; (iv) the name and current annual salary of each salaried employee of the Company whose current annual base compensation is in excess of $25,000 and the profit sharing, bonus or any other form of incentive compensation (other than salary) paid or payable by the Company to or for the benefit of each such person for each of the years ended December 31, 1997 and 1998; (v) each employment or other agreement of the Company with any of its officers or employees; (vi) the name of each of the Company's officers and directors; and (vii) the name of each bank in which the Company has an account or safe-deposit box, the name in which the account or box is held, the number of the account or box and the names of all persons authorized to draw thereon or to have access thereto. The Sellers have previously furnished the Purchaser with a true and complete copy of each such agreement, contract or commitment listed in Schedule 4.13. There has not been any default in any obligation to be performed by the Company under any such instrument.

     4.14 INSURANCE OF THE COMPANY. Schedule 4.14 identifies (including name of insurer, policy number and a brief description thereof) each policy of insurance, including without limitation general liability, automobile liability, excess liability, property and casualty, workers compensation, directors and officers and fiduciary liability insurance and any insurance on the life of any key employee of the Company, carried by or for the benefit of the Company and each performance or other surety bond currently provided by the Company in the conduct of its business. The Sellers have previously furnished the Purchaser with a true and complete copy of each policy of insurance and each bond identified on Schedule 4.14. All premiums and other payments which have become due under the policies of insurance and bonds identified on
Schedule 4.14 have been paid in full, all of such policies and bonds are now in full force and effect, the Company has received no written notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds and the Company has not made or agreed to make any assignment of any such policy or any of the Company's rights thereunder. Any premium refunds which become payable as a result of the removal of the Company as a covered insured under any such policy shall be paid to the Company or forwarded to the Company by the recipient thereof. Except as set forth in Schedule 4.14, within the 12 months preceding the date hereof the Company has received no written notification from any insurer, agent or broker denying or disputing any insurance claim made by the Company or denying or disputing any coverage for any such claim or the amount of any claim. Except as set forth in Schedule 4.14, the Company has no claim against any of its insurers under any of such policies pending or anticipated and, to the knowledge of the Sellers, there has been no occurrence of any kind which may give rise to any such claim.

     4.15 LITIGATION INVOLVING THE COMPANY. Except as set forth in Schedule 4.15: (i) there are no actions, suits, claims or arbitration proceedings pending or, to the knowledge of the Sellers or the Company, threatened against or reasonably expected to adversely affect the Company or any of its assets or properties; (ii) there are no governmental investigations of which the Company has received notice or which, to the knowledge of the Sellers or the Company, are pending or threatened against or reasonably expected to adversely affect the Company or any of its assets or properties; (iii) to the best of the knowledge of the Sellers or the Company, there is no set of circumstances directly and particularly involving the Company which provides a reasonable basis for any action, suit or claim against the Company or any of its assets and properties; and (iv) there are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Company is or was a party.

     4.16 THE RECORDS OF THE COMPANY. The Sellers have previously furnished the Purchaser with copies of the Company's articles of incorporation and all amendments thereto to date (certified by the Secretary of State of Utah) and of the Company's bylaws (certified by the Company's secretary), and such copies are correct and complete in all respects. All of the Company's operating data and records, including without limitation customer lists and financial, accounting and credit records (the "Company Records"), are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made in the Company Records. A record of all action taken by the stockholders and the board of directors of the Company and all minutes of their meetings are contained in the minute books of the Company and are accurate and complete. The record books and stock ledgers of the Company contain an accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of all classes of the Company.

     4.17 NO MATERIAL ADVERSE CHANGE.   Except as set forth in Schedule 4.17,
since December 31, 1997, there has not been: (i) any change in the business or properties of the Company, or in its financial condition, other than changes which in the aggregate have not had a material adverse effect on the assets, business, properties, financial condition, business prospects or results of operations of the Company; or (ii) to the knowledge of the Sellers and the Company, any threatened event or condition of any character whatsoever which could reasonably be expected to materially and adversely affect the assets, business, properties, financial condition, business prospects or results of operations of the Company, other than any such event or condition which would have such an effect on the entire contract sterilization industry or the U.S. economy as a whole.

     4.18 ABSENCE OF CERTAIN ACTS OR EVENTS. Except as set forth on Schedule 4.18, since January 31, 1998 the Company has not: (i) authorized or issued any shares of its capital stock of any class (including any held in its treasury) or any other securities; (ii) declared or paid any dividend or made any other distribution of or with respect to its shares of capital stock or other securities or purchased or redeemed any shares of its capital stock or other securities; (iii) paid any bonus or increased the rate of compensation of any of its employees; (iv) except for the transfer of the Excluded Assets pursuant to Section 5.6, sold, leased, transferred or assigned any of its assets (A) to any of its directors, officers or other employees (except normal compensation for services actually rendered), (B) to any of the Sellers or (C) other than in the ordinary course of business; (v) made or obligated itself to make capital expenditures aggregating more than $50,000, (vi) paid any of the fees or expenses of any attorneys, auditors, investment bankers, consultants or any other agent or advisor for services rendered in connection with the transactions or agreements contemplated hereby; (vii) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Agreement and the transactions contemplated hereby ("material" being defined for purposes of this clause
(viii) as any obligation, liability or transaction in excess of $50,000); or
(ix) suffered any theft, damage, destruction or casualty loss in excess of $50,000.

      4.19 COMPLIANCE WITH LAWS BY THE COMPANY.

           4.19.1 The Company is and has been in compliance with all laws, regulations, ordinances and orders applicable to the Company, its assets, properties and business. Except as set forth in Schedule 4.19, neither the Sellers nor the Company has received notification of any asserted past or present failure of the Company to comply with any laws, regulations, ordinances and orders, and to the best of their knowledge, no proceeding with respect to any such violation is contemplated nor is there any basis for such a proceeding.

           4.19.2 Neither the Company nor, to the best of the knowledge of the Sellers and the Company, any employee of the Company, has made any payment of funds in connection with the business of the Company prohibited by law, and no funds have been set aside to be used in connection with the business of the Company for any payment prohibited by law.

      4.20 ENVIRONMENTAL MATTERS.

           4.20.1 Except as set forth on Schedule 4.20, the Company has not transported, stored, treated or disposed, nor has it allowed or arranged for any third parties to transport, store, treat or dispose of Hazardous Substances (as hereinafter defined) or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations. For purposes of this Section 4.20, the term "Hazardous Substances" shall have the meaning given it in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sections 9601, et seq.), as amended, and the regulations promulgated pursuant thereto ("CERCLA"), or any similar state law. For purposes of this Agreement, the term "Hazardous Substances" shall also include petroleum, crude oil and any fractions thereof, but shall not include common household or office products in de minimus quantities.

           4.20.2 Except as set forth in Schedule 4.20, there has not occurred, nor is there presently occurring, a Release (as hereinafter defined) of any Hazardous Substance on, into or beneath the surface of any parcel of the Real Estate. For purposes of this Section 4.20, the term "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

           4.20.3 Except as set forth in Schedule 4.20, the Company has not transported or disposed, nor has it allowed or arranged for any third parties to transport or dispose, of any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any similar state law,
      (i) has been placed on the National Priorities List provided for under CERCLA or its state equivalent, or (ii) the U.S. Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on such National Priorities List or its state equivalent. The Company has received no notice, and it has no knowledge of any facts which could give rise to any notice, that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable federal, state or local law or regulation. The Company has not submitted nor was it required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Real Estate. The Company has received no written or oral request for information in connection with any federal or state environmental cleanup site. The Company has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity.

           4.20.4 The Company does not use, and has not used, any Underground Storage Tanks (as hereinafter defined), and there are not now nor have there ever been Underground Storage Tanks on the Real Estate. For purposes of this Section 4.20, the term "Underground Storage

      Tanks" shall have the meaning given it in the Resource Conservation and Recovery Act (42-U.S.C. Sections 6901 et seq.).

           4.20.5 There is no asbestos nor friable asbestos containing materials in or on any of the Real Estate.

           4.20.6 Except as set forth in Schedule 4.20, there are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of the Company which have not been completed and approved as required.

           4.20.7 Schedule 4.20 identifies: (i) all environmental audits, assessments or occupational health studies delivered to or commissioned by the Company or its agents or any of the Sellers since April 1, 1994 or, to the best of the knowledge of the Company, during the period from January 1, 1990 through March 31, 1994, which relate to the assets, properties or business of the Company; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken with respect to the Real Estate; (iii) all written communications between the Company and any environmental or occupational safety agencies within the past three years; and (iv) all citations issued to the Company within the past three years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.). The Company has previously made copies of all such documents identified on Schedule 4.20 available to the Purchaser for its review.

     4.21 LABOR AND EMPLOYMENT MATTERS. (i) Except as set forth in Schedule 4.21, the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation the federal Immigration Reform and Control Act, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the Utah Anti-Discrimination Act; (ii) there is no unfair labor practice, complaint or proceeding against the Company pending before the National Labor Relations Board or, to the best knowledge of the Sellers and the Company, threatened against or affecting the Company nor, to the best knowledge of the Sellers is there a basis for such a complaint or proceeding; (iii) there are no complaints or charges of employment discrimination against the Company pending before any federal, state or local agency or authority or, to the best knowledge of the Sellers and the Company, threatened against or affecting the Company; (iv) there is no labor strike, labor dispute, work slowdown or work stoppage actually pending or, to the best knowledge of the Sellers and the Company, threatened against or affecting the Company; (v) no representation question involving an attempt to organize a bargaining unit including any employees of the Company is pending or, to the best knowledge of the Sellers and the Company, threatened against or affecting the Company; (vi) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement between the Company and any labor union or labor organization is pending or, to the best knowledge of the Sellers and the Company, threatened against or affecting the Company; (vii) the Company is not a party to or bound by any collective bargaining agreement, union contract or understanding with any labor union or labor organization; (viii) no collective bargaining agreement is currently being negotiated by the Company; and (ix) there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or to the knowledge of the Sellers or the Company threatened against or affecting the Company or any of its assets or properties brought by any applicant for employment, any employee or any former employee. Except as set forth in Schedule 4.21, none of the Sellers nor the Company is aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company.

      4.22 EMPLOYEE BENEFITS.

           4.22.1 Except in each case as identified and described in Schedule 4.22, neither the Company, nor any corporation or business which is now or at the relevant time was a member of a controlled group of corporations or trades or businesses including the Company, within the meaning of Section 414 of the Code, maintains or contributes to, or at any time since January 1, 1993 maintained or contributed to: (i) any non-qualified deferred compensation or retirement plans or arrangements;
      (ii) any tax qualified defined contribution retirement plans or arrangements; (iii) any tax qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former employees of the Company or their beneficiaries are entitled, or current employees of the Company will be entitled following termination of employment, to medical, health, life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (v) any other employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy. The plans identified and described in Schedule 4.22 are referred to herein as the "Plans."

           4.22.2 The administration of the Plans complies in all respects with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") or other applicable laws, and the Plans meet any applicable requirements for favorable tax treatment under the Code in both form and operation. All of the Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA and the trusts or other funding vehicles related to the Plans have been maintained in compliance in both form and operation with requirements of ERISA including, but not limited, to, the preparation and filing of all required reports with respect to the Plans, the submission of such reports to the appropriate governmental authorities, the timely preparation and distribution of all required employee communications (including without limitation any notice of plan amendment which is required prior to the effectiveness of such amendments), the proper and timely purchase and maintenance of required surety bonds and the proper and timely disposition of all benefit claims. The costs of administering the Plans, including fees for the trustee and other service providers which are customarily paid by the Company, have been paid or will be paid prior to the Closing or are reflected in the December 31 Balance Sheet. There have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any of the Plans or any parties in interest or disqualified persons with respect to the Plans or any reduction or curtailment of accrued benefits with respect to any of the Plans. There are no pending or, to the knowledge of Sellers, threatened claims, lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans.

           4.22.3 Except as set forth in Schedule 4.22: (i) all required contributions by the Company for all Plan years ending prior to the Closing Date and for all current Plan years have been made; (ii) all employee contributions, including amounts withheld from employee compensation, have been deposited in trusts established under the Plans within the period required by Department of Labor Regulations Section 2510.3-102; (iii) none of the Plans is subject to Section 302 or Title IV of ERISA, or is a multiemployer plan as defined in Section 4001 (3) of ERISA; and (iv) the Company has no plans, programs, agreements or arrangements and has made no other commitments to its employees, former employees or their beneficiaries under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust or other funding arrangement (the "Unfunded Plans").

           4.22.4 The Sellers shall furnish to the Purchaser upon request true and complete copies of: (i) each of the Plans and any related trusts or funding vehicles, policies or contracts and, with respect to those of the Plans subject to Title I of ERISA, the related summary plan descriptions with respect to each such Plan; (ii) with respect to those of the Plans intended to be qualified under Section 401(a) of the Code, the most recent determination letters received from the Internal Revenue Service regarding such Plans and copies of any pending applications, filings or notices with respect to any of the Plans with the Internal Revenue Service; (iii) with respect to those of the Plans subject to Title IV of ERISA, all written communications to or from the Pension Benefit Guaranty Corporation; (iv) with respect to those of the Plans subject to ERISA, all written communications to or from the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental body; (v) the latest financial statements (audited where required by applicable law or regulation) and annual reports for each of the Plans and all related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed; (vi) the reports of the most recent actuarial valuations of the Plans; (vii) all corporate resolutions or other documents pertaining to the adoption of the Plans or any amendments thereto or to the appointment of any fiduciaries thereunder and copies of any investment management agreement thereunder and of any fiduciary insurance policies, surety bonds, rules, regulations or policies of the trustees or of any committee thereunder; (viii) any communications or notices provided to employees or plan participants with respect to the Plans along with information concerning the date and extent of distribution of such communications, including without limitation notices intending to comply with Section 606 of ERISA and Section 4980B of the Code; and (ix) each of the Unfunded Plans or a written description of any Unfunded Plan which has not been reduced to writing.

           4.22.5 Schedule 4.22 sets forth: (i) the name and address of each of the Company's employees; (ii) the name of each employee, former employee and any other person currently receiving benefits under any one or more of the Company's hospitalization pay, extended illness pay or sick leave pay plans, together with a summary of the benefits being provided; (iii) the name of each former employee of the Company and every other person currently being covered under the Company's health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), together with the expiration date of all COBRA rights for each such covered person.

     4.23 PRODUCT LIABILITY CLAIMS; PRODUCT WARRANTIES. No product liability claims for injury or damage to persons or property are pending or, to the best of the knowledge of the Sellers and the Company, threatened against the Company with respect to the services provided by the Company. Schedule 4.23 sets forth, for each of the last three fiscal years of the Company, and for the interim period ended on the date hereof, the amount of each product liability claim exceeding $5,000 paid by or on behalf of the Company. Except as specifically described in Schedule 4.23, the Company has not extended to its customers any product warranties, indemnifications or guarantees except those imposed by law. Neither the Company nor any of the Sellers is aware of any circumstances which might reasonably be expected to result in product liability claims against the Company.

     4.24 NO BYLAW INDEMNIFICATION CLAIMS. No claim for indemnification or advancement of expenses has been or will at any time after the Closing Date be made against the Company pursuant to Article XI of its Bylaws (a "Bylaw Indemnification Claim") by any person who was at any time prior to the Closing Date a director, officer, employee, fiduciary or agent of the Company based upon or arising out of any actual or alleged facts which existed or occurred or were alleged to have existed or occurred in whole or in part prior to or at the Closing Date.

5.0 CONDITIONS TO THE OBLIGATION OF THE PURCHASER

     The obligation of the Purchaser to purchase the Shares shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     5.1 OPINION OF COUNSEL. The Purchaser shall have received an opinion dated the Closing Date from Ray, Quinney & Nebeker, counsel for the Sellers and the Company, in form and substance satisfactory to the Purchaser.

     5.2 RECEIPT OF NECESSARY CONSENTS. All necessary consents or approvals of third parties to any of the transactions contemplated hereby, the absence of which would materially affect Purchaser's rights hereunder, shall have been obtained and shown by written evidence satisfactory to the Purchaser.

     5.3 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to the Purchaser or any other transaction contemplated hereby, or which might affect the right of the Purchaser to own the Shares or to control the Company and which, in the judgment of the Purchaser, makes it advisable not to proceed with the purchase of the Shares.

     5.4 RESIGNATIONS AND RELEASES. The Sellers shall have delivered to the Purchaser the written resignations of the directors and officers of the Company. Each of the Sellers and the directors and officers of the Company shall have delivered to the Company and the Purchaser a release and waiver of any claim that he, she or it may have against the Company.

     5.5 SURVEY AND TITLE COMMITMENT.    The Purchaser shall have received from
the Sellers (i) a current survey of each parcel of the Real Estate identified on Schedule 4.7 performed by a licensed and reputable surveyor and (ii) a commitment with an effective date within five business days of the Closing Date, in form and substance acceptable to Purchaser and issued by Metro National Title Insurance Company, to issue an Owner's Policy of Title Insurance insuring the Company's title to the Real Estate identified on Schedule 4.7 in a reasonable amount (but in no event less than $6,000,000) and subject only to the liens and encumbrances permitted by Section 4.7.2, and the Sellers shall have borne the cost of such survey and Title Insurance Policy.

     5.6 ENGINEERING LEASE; TRANSFER OF THE EXCLUDED ASSETS AND RELATED
MATTERS.    (a) Sorex Engineering on the one hand, and the Company, on the other hand, shall have executed and delivered to the other parties thereto an agreement in form and substance satisfactory to the Purchaser (the "Engineering Lease").

     (b) The assets of the Company which are specifically identified on
Schedule 5.6 (collectively, the "Excluded Assets") shall have been sold by the Company to Sorex Engineering. The Company shall have provided evidence to the Purchaser that each of those employees specifically identified on Schedule 4.21 who were members of the Company's engineering staff and who have been engaged in activities related to certain of the Excluded Assets (collectively, the "Engineering Employees") has received from the Company a release and waiver and related payment in form and substance satisfactory to the Purchaser.

     5.7 CERTIFIED RESOLUTIONS OF THE COMPANY.    The Company shall have
delivered to the Purchaser copies of resolutions, in form and substance satisfactory to the Purchaser, certified as of the Closing Date by the Company's secretary, duly adopted by the board of directors and the stockholders, respectively, of the Company, approving the form of and authorizing the Company to execute, deliver and perform each of the agreements contemplated by this Agreement to which the Company is a party.

     5.8 CERTIFIED RESOLUTIONS OF THE CORPORATE SELLER.    The Corporate Seller
shall have delivered to the Purchaser copies of resolutions, in form and substance satisfactory to the Purchaser, certified as of the Closing Date by the Corporate Seller's secretary, duly adopted by the board of directors and the stockholders, respectively, of the Corporate Seller, authorizing the Corporate Seller to execute, deliver and perform all of its obligations under this Agreement.

     5.9 ESCROW AGREEMENT.    The Sellers and an escrow agent (the "Escrow
Agent"), shall have executed and delivered to the Purchaser the Escrow
Agreement.

6.0 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers to sell the Shares shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     6.1 ENGINEERING LEASE; TRANSFER OF THE EXCLUDED ASSETS AND RELATED
MATTERS.   The Excluded Assets shall have been sold by the Company to Sorex
Engineering, and the written resignations of the Engineering Employees shall have been delivered to the Purchaser. The Company shall have entered into the Engineering Lease with Sorex Engineering in form and substance satisfactory to the Sellers.

     6.2 OPINION OF COUNSEL. The Sellers shall have received an opinion, dated the Closing Date, from Bell, Boyd & Lloyd, counsel for the Purchaser, in form and substance satisfactory to the Sellers.

     6.3 CERTIFIED RESOLUTIONS. The Purchaser shall have delivered to the Sellers a copy of a resolution duly adopted by the board of directors of the Purchaser authorizing the transactions contemplated by this Agreement, certified as of the Closing Date by its secretary or assistant secretary.

     6.4 RECEIPT OF NECESSARY CONSENTS.    All necessary consents or approvals
of third parties to any of the transactions contemplated hereby, the absence of which would materially affect Sellers' rights hereunder, shall have been obtained and shown by written evidence satisfactory to the Sellers.

     6.5 NO ADVERSE LITIGATION.    There shall not be pending or threatened any
action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to the Purchaser or any other transaction contemplated hereby, or which might affect the right of the Purchaser to own the Shares or to control the Company and which, in the judgment of the Sellers, makes it advisable not to proceed with the purchase of the Shares.

     6.6 STERILIZATION CONTRACT WITH SDI. The Company shall have entered into a sterilization contract with SDI and/or one or more of its Affiliates in form and substance satisfactory to the Sellers.

     6.7 ESCROW AGREEMENT.    The Purchaser and the Escrow Agent shall have
executed and delivered to the Sellers the Escrow Agreement.

7.0 POST-CLOSING COVENANTS AND OBLIGATIONS OF THE SELLERS

     In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, the Sellers, jointly and severally unless otherwise expressly provided, agree with the Purchaser as follows:

     7.1 COOPERATION WITH RESPECT TO RETURNS AND TAXES AND WITH RESPECT TO A
POSSIBLE CLAIM AGAINST THERMATRIX.    (a)  The Corporate Seller and JLS will
cooperate with the Purchaser, when and as requested by the Purchaser, in connection with the preparation and filing of all Returns and in any audit, litigation or other proceeding with respect to any Taxes.

     (b) The Corporate Seller and JLS will cooperate with and provide reasonable assistance and support to the Purchaser and the Company in the event that the Company determines to assert and pursue a claim against Thermatrix Inc. related to the failure of the Thermatrix waste control system installed in the Company's sterilization facility to perform properly. Without limiting the generality of the foregoing, the Corporate Seller and JLS will use their best efforts to assure that Duane M. Toney will be made reasonably available to the Purchaser for the purpose of providing the assistance and support referred to in the preceding sentence. The Purchaser will reimburse the Corporate Seller and JLS their reasonable out-of-pocket costs incurred in connection with providing such assistance and support.

     7.2 RETURN OF CREDIT CARDS ETC.; NO FURTHER ACTION ON BEHALF OF THE
COMPANY.    Immediately after completion of the Closing, the Corporate Seller and JLS shall cause each of the directors and officers of the Company and each of the Engineering Employees to, and each of the Sellers shall (i) cease to use and shall surrender to the Company any credit cards, telephone cards and any other charge cards entitling such person to make any charge to or for the account of the Company which were issued to or are in the possession of such person and any keys to any premises of the Company or any safe deposit box or other assets of the Company, (ii) cease to sign checks on any Company or Plan bank or investment account and (iii) cease to act in any fashion for or on behalf of or in the name of the Company, whether pursuant to any power of attorney or otherwise. From and after the Closing Date, the Company shall cease to pay any club dues or make any other payments to or on behalf of any person who was immediately prior to the Closing a director or officer of the Company, any of the Engineering Employees or any of the Sellers, except as otherwise expressly provided for herein or in any of the other agreements contemplated hereby.

     7.3 EXECUTION OF FURTHER DOCUMENTS; ASSISTANCE IN TRANSITION TO NEW
OWNERSHIP.    (a)  From and after the Closing, upon the reasonable request of the Purchaser, the Sellers shall execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey and transfer to and vest in the Purchaser and protect its right, title and interest in the Shares and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

     (b) The Corporate Seller and JLS agree, for a period not to exceed six months following the Closing Date, that they will, upon request from the Purchaser or the Company, furnish reasonable assistance to the Purchaser and the Company, in effecting a smooth transition to new ownership and operation of the Company. Without limiting the generality of the foregoing, the Corporate Seller and

JLS will use their best efforts to assure that Duane M. Toney will be made reasonably available to the Purchaser during such period to render such support and assistance.

     7.4 RESTRICTIVE COVENANT.    The Sellers agree:   (i) that they will fully
and strictly comply with all of the terms of the Restrictive Covenant attached hereto as Exhibit B (the "Restrictive Covenant"); and (ii) that they will use their best efforts to cause Duane M. Toney to fully and strictly comply with all of the terms of the Restrictive Covenant to the same extent that he would be obligated to comply with the Restricted Covenant if he were included in the term "Seller" as used therein.

     7.5 EMPLOYEE BENEFIT MATTERS. The Corporate Seller and JLS agree to cause the Corporate Seller and/or its Affiliates to take all actions necessary to enable the Company and the Purchaser to discharge their obligations set forth in Section 8.2.

     7.6 ACTIONS, RESPONSIBILITY WITH RESPECT TO CERTAIN EMPLOYEES. The Sellers agree to cause the Company, prior to the Closing, to terminate the employees identified on Schedule 4.21. The Sellers hereby assume and shall be responsible for all severance or other obligations arising out of the employment or termination of such individuals.

8.0 POST-CLOSING COVENANTS AND OBLIGATIONS OF THE PURCHASER

     8.1 CHANGE OF COMPANY'S NAME.    As soon as is reasonably practicable but
in any event within 90 days after the Closing Date, the Purchaser will change the corporate name of the Company to a name which does not include the word "Sorex" or any word deceptively similar thereto. The Sellers acknowledge and agree that the name "Griffith Micro Science" is not deceptively similar to the name "Sorex."

     8.2 EMPLOYEE BENEFIT MATTERS. The provisions of this Section 8.2 set forth the exclusive obligation of the Company and the Purchaser with respect to the terms and conditions of employment of persons who are active employees of the Company at the time of the Closing, including those who are on vacation or approved leave of absence but excluding retired employees, employees on disability, and the Engineering Employees as defined in Section 5.6 (the "Company Employees"). The provisions of this Section 8.2 are for the exclusive benefit of the parties, and neither the Company Employees nor any other person shall be considered a third party beneficiary thereof. Nothing contained herein shall be construed in any way to limit the authority of the Company, the Purchaser, or any of its affiliates to amend or terminate any employee benefit plan, or to revise any employment policy or practice, to the maximum extent permitted by law.

           8.2.1 Except for Company Employees who are parties to a valid employment agreement listed on Schedule 4.13, each Company Employee shall be an employee at will, subject to discharge or change in terms and conditions of employment to the fullest extent permitted by law.

           8.2.2 Each Company Employee who meets the eligibility requirements thereof shall become a participant in the Griffith Supplemental Retirement and Savings Plan (the "Griffith Plan") on the Closing Date, which shall be a special entry date for the Company Employees only. Such Company Employees shall be eligible to receive contributions for the Plan Year that includes the Closing on the same basis as employees who became participants on April 1, 1998, but based solely on their compensation paid after April 24, 1998. All Company Employees (whether or not eligible to become participants at the Closing) shall receive credit for eligibility and vesting purposes under the Griffith Plan for their period of service with the Company prior to the Closing. Company Employees shall not become participants in the Griffith Equity Investment Plan (the "ESOP"), which is in the process of being merged with the Griffith Plan, but upon completion of the merger, shall be treated in the same manner as other employees who become participants in the Griffith Plan without previously having been a participant in the ESOP.

           8.2.3 The Company shall withdraw as a participating employer in the Sorenson Development/ Deseret Research Affiliated Employee's Retirement Plan (the "Sorenson Plan") as of the Closing, and shall have no further responsibilities or obligations with respect thereto except as provided herein. The Sorenson Plan shall be responsible for all benefits owed to any former employee of the Company who terminated employment prior to the Closing. The Corporate Seller shall make, or cause to be made, any contribution to the accounts of Company Employees in the Sorenson Plan to which they may be entitled based upon their service and compensation prior to April 25, 1998, and neither the Company nor the Purchaser shall have any responsibility with respect thereto. After such contribution, if any, has been made, the accounts of the Company Employees in the Sorenson Plan shall be transferred to the Griffith Plan in accordance with the provisions of Section 414(l) of the Code. The Corporate Seller shall take, or cause its appropriate subsidiary to take, any action necessary to accomplish such transfer and to provide Purchaser with any reasonable assurance that such transfer will not adversely affect the qualified status of the Griffith Plan.

           8.2.4 The Purchaser shall cause all Company Employees to be eligible to participate in all health, medical, dental, life insurance, disability, workers compensation and similar welfare benefit plans (the "Griffith Welfare Plans") for which similarly situated employees of the Purchaser are eligible as of the Closing, without requiring proof of insurability or being subject to limitations on the coverage of pre-existing conditions (except to the extent that a Company Employee was subject to such a limitation under the comparable welfare benefit plan of the Corporate Seller and its affiliates (the "Sorenson Welfare Plans")). The Company shall withdraw as a participating employer in each of the Sorenson Welfare Plans as of the Closing and shall have no further responsibilities or obligations with respect thereto. The Corporate Seller and its affiliates shall be responsible for the payment, through the Sorenson Welfare Plans, of (i) all claims for benefits by former employees of the Company who do not remain Company Employees and their dependents and beneficiaries whenever they arise (including continuation coverage under Section 4980B of the Code), and for (ii) all claims for benefits by Company Employees and their dependents and beneficiaries that have accrued prior to the Closing, and shall provide a reasonable tail period for Company Employees and their dependents and beneficiaries to submit claims therefor. For purposes of the preceding sentence, a claim for a medical benefit is accrued on the date on which the services are rendered, a claim for a death benefit is accrued on the date of death, and a claim for a disability benefit is accrued on the date on which the disability arose.

           8.2.5 If any Company Employee is a participant at the Closing in any cafeteria plan, as defined in Section 125 of the Code, maintained by the Corporate Seller or its affiliates, the amount of benefits owed to such Company Employee (including the full amount owed for the plan year that includes the Closing to the extent such benefits are required to be immediately available to the Company Employee under Section 125) shall be a liability on the books of the Company for purposes of Section 1.5, and the Company shall retain the liability to provide such benefits; provided that such liability may be transferred to any cafeteria plan maintained by the Purchaser or its affiliates.

           8.2.6 Any person who is carried on the payroll of the Company as of the Closing but who is absent on disability shall not remain a Company Employee unless and until he returns to active employment, and until such time shall be treated for all purposes of this Section 8.2 as a former employee of the Company. If such person returns to active employment he shall be reinstated as a Company Employee, but the provisions of this
      Section 8.2 shall be interpreted by substituting the date of his return to active employment for the date of the Closing with respect to him (except that such date shall not be considered a special entry date under the Griffith Plan, and he shall not become a participant until the next date on which employees are generally eligible to enter the Griffith Plan.)

9.0 INDEMNIFICATION

     9.1 DEFINITION OF INDEMNIFIABLE DAMAGES.   For purposes of this Agreement,
"Indemnifiable Damages" means all expenses, losses, costs, deficiencies, liabilities and damages (including counsel fees and expenses) incurred or suffered by the Purchaser or the Company (or any successor to all or any part of the assets or business of the Company): (i) resulting from any inaccurate representation or warranty made by any of the Sellers in or pursuant to this Agreement; (ii) resulting from any default in the performance of any of the covenants or agreements made by any of the Sellers in or pursuant to this Agreement; (iii) resulting from any Bylaw Indemnification Claim (as defined in
Section 4.24 hereof); (iv) resulting from any of the environmental matters identified on Schedule 9.1; or (v) resulting from any failure of Sorex Engineering to fulfill any of its obligations under the Engineering Lease. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Purchaser shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of the Sellers been true and correct and had each of the covenants of the Sellers been performed in full and had no Bylaw Indemnification Claim been made against the Company.

     9.2 INDEMNIFICATION BY THE CORPORATE SELLER.   Subject to the applicable
principles, procedures, qualifications and limitations hereinafter set forth in this Article 9, the Corporate Seller agrees to indemnify and hold the Purchaser harmless in respect of the aggregate of all Indemnifiable Damages.

     9.3 INDEMNIFICATION BY THE INDIVIDUAL SELLERS.   Subject to the applicable
principles, procedures, qualifications and limitations hereinafter set forth in this Article 9, each of the Individual Sellers severally agrees to indemnify and hold the Purchaser harmless in respect of the aggregate of all Indemnifiable Damages (i) resulting from any inaccurate representation or warranty made by him in Sections 2.1 and 2.2 hereof and, (ii) resulting from any default in the performance of any of the covenants or agreements made by him in or pursuant to this Agreement.

     9.4 DURATION OF REPRESENTATIONS AND WARRANTIES AND COVENANTS AND
AGREEMENTS.   Each of the representations and warranties made by the Sellers in this Agreement or pursuant hereto, shall survive for a period of two years after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Purchaser, and thereafter all such representations and warranties shall be extinguished; provided, however, that notwithstanding the foregoing, the representations and warranties made by the Sellers in Sections 2.1, 2.2, 2.3, 4.1, 4.2 and 4.24 hereof shall survive forever, those made in
Section 4.20 hereof shall in each case survive until the first anniversary of the date on which the applicable statute of limitations has expired and those made in
Section 4.6 hereof shall in each case survive until the first anniversary of the later of (i) the date on which the applicable period of limitation on assessment or refund of tax has expired, or (ii) the date on which the applicable taxable year (or portion thereof) has been closed. No claim for the recovery of Indemnifiable Damages based upon the inaccuracy of such representations and warranties may be asserted by the Purchaser after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted by the Purchaser in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred. All of the covenants and agreements made by any of the Sellers in this Agreement or pursuant hereto shall, unless any of them specifically provide to the contrary, survive forever.

     9.5 DEDUCTIBLE FOR CERTAIN INDEMNIFIABLE DAMAGES.   Except as otherwise
expressly provided to the contrary in this Section 9.6, in the event of the breach by the Sellers of any of their representations or warranties made in or pursuant to this Agreement, the Sellers shall not be liable for any Indemnifiable Damages suffered as a result of such breach until the aggregate amount of all Indemnifiable Damages resulting from all such breaches exceeds $250,000, and then the Sellers will only be liable for Indemnifiable Damages in excess of $250,000; provided, however, that the limitations on the Sellers' liability for Indemnifiable Damages set forth in this Section 9.6 shall not apply to and there shall be no such deductible for Indemnifiable Damages resulting from (i) any breach by the Sellers of any of their representations and warranties made in or pursuant to Sections 2.1, 2.2, 2.3, 4.1, 4.2, 4.18 and 4.24 hereof, (ii) the environmental matters identified in Schedule 9.1,
(iii) any failure or Sorex Engineering to fulfill any of its obligations under the Engineering Lease, or (iv) any default in the performance of any of the covenants or agreements made by the Sellers in or pursuant to this Agreement.

     9.6 EXCLUSIVE REMEDY.   The Purchaser agrees that its exclusive remedy for
Indemnifiable Damages, if and until the same shall be exhausted, shall be the recovery of the funds available under the Escrow Agreement (the "Escrow Funds"), provided, however, that: (i) upon either the exhaustion of the Escrow Funds or the termination of the Escrow in accordance with the Escrow Agreement, the Purchaser may thereupon seek to recover Indemnifiable Damages directly from the Sellers as set forth herein by any legal means; and (ii) nothing in this
Section 9.6 shall prevent the Purchaser from obtaining equitable relief in any appropriate case.

     9.7 APPOINTMENT AND DUTIES OF SELLERS' REPRESENTATIVE.   (a)  By his or
its execution of this Agreement, each of the Sellers hereby appoints the Corporate Seller as his or its representative for all purposes under this
Article 9 (the "Sellers' Representative"), and each of the Sellers hereby confers on the Sellers' Representative full and exclusive authority to act for and on behalf of such Seller to the extent provided for in this Article 9. By its execution of this Agreement, the Corporate Seller hereby accepts appointment as the Sellers' Representative and agrees to discharge the duties conferred on the Sellers' Representative.

     (b) Until the last to occur of (i) the fifth anniversary of the Closing Date or (ii) three months after the date on which all claims by the Purchaser for Indemnifiable Damages which are outstanding on the said fifth anniversary are finally resolved, this appointment of the Sellers' Representative shall be, to the extent and for the purposes provided herein, irrevocable and shall not be terminated (i) by any act of any Seller, (ii) by operation of law, (iii) by the death or incapacity of any Seller or (iv) by the occurrence of any other event, except as otherwise specifically provided for in this Agreement.

     (c) From and after the Closing Date, the Sellers' Representative shall, acting for, in the name of and on behalf of all of the Sellers, make all determinations, take all actions and execute and deliver all of the documents which the Sellers are required by Article 9 of this Agreement to make, take or execute. Without limiting the generality of the foregoing, the Sellers' Representative is hereby authorized and directed by each of the Sellers to make all determinations, to give and receive all notices, to take all actions and to execute and deliver all documents which are necessary or advisable to enable each of the Sellers to fully discharge his or its obligations and agreements specified in or pursuant to Article 9 of this Agreement. Each of the Sellers shall be bound by all such determinations made, notices given or received, actions taken and documents executed and delivered by the Sellers' Representative in accordance with this Section 9.7. The Purchaser shall be entitled to rely upon all such determinations made, notices given or received, actions taken and documents executed and delivered by the Sellers' Representative in accordance with this Section 9.7 to the same extent as though taken, given or received, made or executed and delivered by the Sellers themselves.

     9.8 DETERMINATION OF INDEMNIFIABLE DAMAGES. (a) The determination of Indemnifiable Damages with respect to claims asserted by the Purchaser on or prior to the second anniversary of the Closing Date shall be governed by the Escrow Agreement. Claims asserted after such second anniversary will be determined pursuant to paragraphs (b) through (g) of this Section 9.8.

     (b) Subject to paragraph (c) of this Section 9.8, if the Purchaser believes that it has suffered or incurred any Indemnifiable Damages, the Purchaser agrees to give written notice thereof to the Sellers' Representative within 30 days of becoming aware of such claim, describing such Indemnifiable Damages, the amount thereof, if known, and the method of computation of such Indemnifiable Damages, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Indemnifiable Damages are believed to have occurred. If any action at law or suit in equity is instituted by a third party with respect to which the Purchaser intends to claim any Indemnifiable Damages, the Purchaser agrees to use its reasonable best efforts to give prompt written notice to the Sellers' Representative of such action or suit. Any notice given by the Purchaser pursuant to this paragraph (a) or pursuant to paragraph (d) of this Section 9.8 is referred to in this Article 9 as a "Claim Notice."

     (c) Anything to the contrary in this Section 9.8 notwithstanding, and except as otherwise provided in Section 9.4: (i) only a single omnibus Claim Notice need be given by the Purchaser with respect to any Indemnifiable Damages to which the deductible provided for in Section 9.5 is applicable, (provided, however, that such omnibus Claim Notice will contain the same particularity with respect to each separate claim making up the deductible amount as is required by paragraph (b) of this Section 9.8), and such Claim Notice need be given only upon the exhaustion of such deductible amount; and (ii) no delay by the Purchaser in the giving of any Claim Notice shall affect the rights of the Purchaser to recover Indemnifiable Damages hereunder and under the Escrow Agreement unless (and then only to the extent) that such delay damages the Sellers.

     (d) If within 30 days after the date on which any Claim Notice has been received by the Sellers' Representative, the Purchaser has not been notified in writing by the Sellers' Representative that the claim stated therein for Indemnifiable Damages is disputed, the claim for the amount of Indemnifiable Damages specified in such Claim Notice shall be deemed to be accepted by the Sellers and the Purchaser shall be entitled to prompt payment thereof by the Seller or Sellers responsible to pay such Indemnifiable Damages pursuant to Sections 9.2 and 9.3 hereof. If at any time or from time to time after giving the initial Claim Notice with respect to any particular claim, additional Indemnifiable Damages to the Purchaser from the same claim become ascertainable, the Purchaser shall give an additional Claim Notice to the Sellers' Representative, specifying the nature and amount of such additional Indemnifiable Damages. If within 30 days after the date on which any such additional Claim Notice has been received by the Sellers' Representative, the Purchaser has not been notified in writing by the Sellers' Representative that the claim stated therein for Indemnifiable Damages is disputed, the claim for the amount of Indemnifiable Damages specified in such additional Claim Notice shall be deemed to be accepted by the Sellers and the Purchaser shall be entitled to prompt payment thereof by the Seller or Sellers responsible to pay such Indemnifiable Damages pursuant to Sections 9.2 and 9.3 hereof. The Purchaser may give any number of Claim Notices with respect to the same claim.

     (e) If within 30 days after the date on which a Claim Notice has been received by the Sellers' Representative, the Purchaser is notified in writing by the Sellers' Representative that the claim for or amount of Indemnifiable Damages set forth therein is disputed (a "Dispute Notice"), the Purchaser shall not be entitled to collect such amount from any of the Sellers except (i) as the Sellers' Representative otherwise consents to in writing at any time or
(ii) in accordance with a final judgment or decree of any court of competent jurisdiction. Any Dispute Notice given by the Sellers' Representative shall be accompanied by a written statement of the Sellers' Representative setting forth in reasonable detail the factual and contractual bases for disputing the claim to which it relates and/or the amount of such claim. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been finally determined. The Purchaser shall have the burden of proof in establishing the amount of the Indemnifiable Damages suffered by it. If the Purchaser obtains a final judgment or decree of a court in its favor with respect to establishing its right to Indemnifiable Damages, or if the Purchaser is required to incur any costs to collect such Indemnifiable Damages from any Seller, the costs incurred by the Purchaser in such action or collection efforts (including reasonable attorneys' fees and expenses) shall be deemed to be additional Indemnifiable Damages due and payable at the same time and from the same Seller or Sellers as the Indemnifiable Damages which were the subject of such action or collection efforts.

     (f) If a Claim Notice has not been timely disputed by the Sellers' Representative, or if a court has resolved a disputed Claim Notice against the Sellers, the Sellers' Representative may not dispute the Sellers' liability for Indemnifiable Damages upon receipt of an additional Claim Notice relating to the same claim, but the Sellers' Representative may dispute the amount of additional Indemnifiable Damages claimed by the Purchaser in such additional Claim Notice.

     (g) In the event that a Claim Notice has been disputed by the Sellers' Representative, the Purchaser shall keep the Sellers' Representative informed of all material developments in respect of the status of the claim. The Purchaser on the one hand, and the Sellers' Representative on the other, shall, at the request of the other, from time to time in good faith consult with respect to and seek to resolve each Claim Notice which has been disputed.

     9.9 PROCEDURE FOR THIRD PARTY CLAIMS.   In the event that any Claim Notice
given by the Purchaser for Indemnifiable Damages pursuant to the Escrow Agreement or Section 9.8 relates to a claim by a third party (a "TPC"), the Purchaser will assume complete control (including with respect to any settlement) over the defense of such TPC. The Purchaser will permit counsel selected by the Sellers' Representative (not more than one firm for all Sellers) to participate, at the expense of the Sellers and subject to the Purchaser's control, in the defense of such TPC and in the settlement or any other disposition of such TPC.

     9.10 LIMITATION ON LIABILITY.  Anything to the contrary set forth in this
Article 9 notwithstanding, the maximum aggregate liability of the Sellers for all breaches of the representations and warranties made in this Agreement shall be the amount of the Purchase Price.

     9.11 LIMITATION ON JTS LIABILITY. Anything to the contrary set forth in this Article 9 notwithstanding, JTS shall have no liability for Indemnifiable Damages except for those provided for by Section 9.3.

10.0 MISCELLANEOUS

     10.1 AMENDMENTS AND WAIVERS.   This Agreement may not be amended or
modified except by a written instrument signed by the party against whom enforcement thereof is sought. Either the Purchaser or the Sellers (acting collectively) may extend the time for or waive the performance of any of the obligations of the other party hereto or waive compliance by the other party hereto with any of the covenants or conditions contained in this Agreement.
Any such extension or waiver shall be in writing and signed by the party granting such extension or making such waiver. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any persons under or by reason of this Agreement.

     10.2 PAYMENT OF EXPENSES.   Except as otherwise expressly provided herein
to the contrary, each party to this Agreement shall pay all of the expenses incurred by it in connection with this Agreement, including without limitation its legal and accounting fees and expenses, and the commissions, fees and expenses of any person employed or retained by it to bring about, or to represent it in, the transactions contemplated hereby.

     10.3 ASSIGNABILITY; BINDING EFFECT. In the event of the death or legal incapacity of any of the Sellers, this Agreement shall inure to the benefit of and be binding upon such Seller's heirs, executors and administrators but this Agreement shall not otherwise be assignable by any of the Sellers. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Purchaser.

     10.4 ENTIRE AGREEMENT. This instrument, the schedules and exhibit attached hereto and the other agreements and instruments contemplated hereby and identified herein collectively contain the entire agreement of the parties hereto with respect to the purchase and sale of the Shares and the other transactions contemplated herein, and they supersede all prior understandings and agreements of the parties with respect to the subject matter hereof, including without limitation that certain confidentiality agreement dated January 20, 1998 and those certain letter agreements dated March 5 and 10, 1998 and March 6, 1998 by and among the parent company of the Purchaser, the Company and the Sellers. Any reference herein to this Agreement shall be deemed to include the schedules and exhibit[s] attached hereto.

     10.5 HEADINGS.   The descriptive headings in this Agreement are inserted
for convenience only and do not constitute a part of this Agreement.

     10.6 EXECUTION IN COUNTERPART. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     10.7 NOTICES. Any notice, request, information or other document to be given hereunder shall be in writing. Any notice, request, information or other document shall be deemed duly given four business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:




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




     If to the Sellers, addressed to:

                  Sorenson Development, Incorporated
                  2511 South West Temple
                  Salt Lake City, UT  84115
                  Attention:  Corporate Legal

            with a copy to:

                  Ray, Quinney & Nebeker
                  79 South Main Street
                  500 Deseret Building
                  Salt Lake City, UT  84111
                  Attention:  Gerald T. Snow, Esq.

      If to the Purchaser, addressed to:

                  Griffith Micro Science, Inc.
                  2001 Spring Road
                  Oak Brook, Illinois  60521
                  Attention:  President

           with a copy to:

                  Griffith Laboratories International, Inc.
                  1 Griffith Center
                  Alsip, Illinois  60803-3495
                  Attention:  James S. Legg, Esq.
                              Vice President and General Counsel


Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission, telex or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

     10.8 BROKERS' COMMISSION.    Purchaser will indemnify and hold harmless
Sellers from any commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Purchaser to bring about, or to represent it in, the transactions contemplated hereby. Sellers will jointly and severally indemnify and hold harmless Purchaser from any commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by any of the Sellers to bring about, or to represent it in, the transactions contemplated hereby.

     10.9 GOVERNING LAW.    This Agreement shall be governed by and construed
in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

     10.10 VENUE AND SUBMISSION TO PERSONAL JURISDICTION WITH RESPECT TO ACTIONS BROUGHT BY THE PURCHASER.

           10.10.1 To the maximum extent possible under applicable law and rules of civil procedure, each of the Sellers and the Purchaser agree that any action brought by the Purchaser to enforce its rights under this Agreement, the Escrow Agreement, the Engineering Lease or any of the other agreements contemplated hereby may be brought in the United States District Court for the Northern District of Illinois (Eastern Division) or in the Circuit Court of Cook County, Illinois.

           10.10.2 In order to facilitate the ability of the Purchaser to enforce its rights under this Agreement, the Escrow Agreement, the Engineering Lease and the other agreements contemplated hereby against the Sellers in accordance with subsection 10.10.1, each of the Sellers hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the Northern District of Illinois and the Circuit Court of Cook County, Illinois and (ii) expressly agrees that service of process may be had upon such Seller pursuant to the rules pertaining to service of process contained in the Illinois Long-Arm Statute, Chap. 735 Paragraph 5/2-209 Ill. Comp. Stat. (1997) and the Rules of the Court pertaining thereto.

           10.10.3 Each of the Sellers acknowledges and agrees with the Purchaser that: (i) the provisions of this Section 10.10 have been bargained for by the Purchaser and constitute a concession by the Sellers to the Purchaser and (ii) he or it will not file any motion with either of the Courts specified in subsection 10.10.1 seeking a change of venue for the hearing of any action filed against him or it therein by the Purchaser to enforce any rights under this Agreement.

     10.11 VENUE AND SUBMISSION TO PERSONAL JURISDICTION WITH RESPECT TO ACTIONS BROUGHT BY THE SELLERS.

           10.11.1 To the maximum extent possible under applicable law and rules of civil procedure, each of the Sellers and the Purchaser agree that any action brought by any of the Sellers to enforce his or its rights under this Agreement, the Escrow Agreement, the Engineering Lease or any of the other agreements contemplated hereby may be brought in the United States District Court for the District of Utah or in the Third Judicial Court of the State of Utah.

           10.11.2 In order to facilitate the ability of the Sellers to enforce their rights under this Agreement, the Escrow Agreement, the Engineering Lease and the other agreements contemplated hereby against the Purchaser in accordance with subsection 10.11.1, the Purchaser hereby
      (i) expressly submits itself, for such purpose only, to the personal jurisdiction of the United States District Court for the District of Utah and the Third Judicial Court of the State of Utah and (ii) expressly agrees that service of process may be had upon the Purchaser pursuant to the rules pertaining to service of process contained in the Utah Long-Arm Statute and the Rules of the Court pertaining thereto.

           10.11.3 The Purchaser acknowledges and agrees with the Sellers that: (i) the provisions of this Section 10.11 have been bargained for by the Sellers and constitute a concession by the Purchaser to the Sellers and (ii) it will not file any motion with either of the Courts specified in subsection 10.11.1 seeking a change of venue for the hearing of any action filed against it therein by any of the Sellers to enforce any rights under this Agreement.

     10.12 PUBLICITY. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other party, except that any party may make such public disclosure which it believes in good faith to be required by law (in which case such party will consult with the other parties prior to making such disclosure). Notwithstanding the foregoing, the Purchaser or any of its Affiliates (as defined in Section 4.12 hereof) shall be free (i) to make whatever disclosure it deems appropriate in its sole discretion with respect to this Agreement, the transactions contemplated hereby and the Company in or pursuant to any registration statement filed by the Purchaser or any such Affiliate with the Securities and Exchange Commission under the Securities Act of 1933 and to (ii) file as an exhibit to such registration statement a copy of this Agreement.

     10.13 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     10.14 ENGINEERING EMPLOYEES; CONFIDENTIALITY. The Corporate Seller agrees that, with respect to the confidentiality agreements executed by each of the Engineering Employees with "The Sorenson Companies," copies of which have previously been provided to Purchaser (the "Confidentiality Agreements"), the Company is one of the "Companies," as defined in the Confidentiality Agreements, and shall be entitled to all of the rights and benefits of a "Company" under such Confidentiality Agreements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



  SELLERS:                                     PURCHASER:


    /s/ James LeVoy Sorenson                   GRIFFITH MICRO SCIENCE, INC.
  -----------------------------------
        James LeVoy Sorenson


    /s/ Joseph T. Sorenson                     By: /s/ Kevin Swan
  -----------------------------------          ------------------------------
        Joseph T. Sorenson                             Kevin Swan
                                                        President

  SORENSON DEVELOPMENT, INCORPORATED


  By:  /s/ James LeVoy Sorenson
     --------------------------------
           James LeVoy Sorenson
               President